As filed with the Securities and Exchange Commission on July 1, 2009

Registration No. 333-62437

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-62437

UNDER

THE SECURITIES ACT OF 1933

IDM PHARMA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0245076
(State or Other Jurisdiction of Incorporation	(I.R.S. Employer
or Organization)	Identification No.)

9 Parker, Suite 100
Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

1989 Stock Plan, as amended

Employee Stock Purchase Plan, as amended

1994 Non-Employee Directors’ Stock Option Plan, as amended
(Full Title of the Plans)

Laurie B. Keating

Takeda America Holdings, Inc.

40 Landsdowne Street

Cambridge, MA 02139

(Name and Address of Agent For Service)

(617) 679-7000

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

The Registration Statement on Form S-8 (No. 333-62437) (the “Registration Statement”) of IDM Pharma, Inc (the “Registrant”) pertaining to the registration of certain shares of the Registrant’s common stock issuable under the Registrant’s 1989 Stock Plan, as amended, the Registrant’s Employee Stock Purchase Plan, as amended, and the Registrant’s 1994 Non-Employee Directors’ Stock Option Plan, as amended, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on August 28, 1998.

On June 24, 2009, Jade Subsidiary Corporation, a Delaware corporation and wholly owned subsidiary of Takeda America Holdings, Inc. (“Takeda America”), which is a New York corporation and wholly owned subsidiary of Takeda Pharmaceutical Company Limited, a corporation organized under the laws of Japan, merged with and into the Registrant (the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of May 18, 2009 (the “Merger Agreement”), by and among Takeda America, Jade Subsidiary Corporation and the Registrant, with the Registrant continuing as the surviving corporation.  As a result of the Merger, the Registrant became a wholly owned subsidiary of Takeda America.

As a result of the Merger, the Registrant does not intend to offer or sell Securities under the Registration Statement, and therefore, is filing this Post- Effective Amendment No. 1 to the Registration Statement, on its own behalf, to deregister the remaining shares of the Registrant’s common stock that were registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 1st day of July, 2009.

IDM PHARMA, INC.

By:	/s/ Iwaaki Taniguchi
Name: Iwaaki Taniguchi
Title: President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Iwaaki Taniguchi	President, Treasurer and Sole Director	July 1, 2009
Iwaaki Taniguchi	(Principal Executive Officer and Principal Financial and Accounting Officer)